UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ISORAY, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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November 3, 2017

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”), of IsoRay, Inc., a Minnesota corporation (“IsoRay” or the “Company”), which will be held at the Pinnacle Peak Country Club, 8701 East Pinnacle Peak Road, Scottsdale, Arizona 85255-3589 at 11:00 a.m. local time on Thursday, December 14, 2017.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting, we will also report on the operations of the Company and its primary operating subsidiary, IsoRay Medical, Inc. Directors and officers of the Company are expected to be present to respond to appropriate questions from shareholders. This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about November 3, 2017.

Detailed information concerning our activities and operating performance during the fiscal year ended June 30, 2017 is contained in our Annual Report to Shareholders on Form 10-K.

As we have done in the past, this year, in accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe this procedure makes the proxy distribution process more efficient, less costly and helps in conserving natural resources.

Whether or not you expect to attend in person, we urge you to vote your shares as soon as possible. As an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the meeting and will help ensure the presence of a quorum at the meeting.

Your vote is important. Whether or not you are able to attend in person, it is important that your shares be represented at the Annual Meeting. Accordingly, we ask that you please vote over the Internet or by telephone at your earliest convenience, or, if you receive a paper proxy card and voting instructions by mail, that you complete, sign and date the proxy card and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) as soon as possible. If you do attend the Annual Meeting, you may revoke your proxy and vote personally on each matter brought before the meeting.

We look forward to seeing you at the Annual Meeting.

If You Plan to Attend in Person:

Please note that space limitations make it necessary to limit attendance to shareholders. Admission to the meeting will be on a first-come, first-served basis. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date to enter the meeting. Cameras, recording devices and other electronic equipment will not be permitted in the meeting.

Sincerely,

Thomas LaVoy

Chief Executive Officer and Chairman of the Board

350 Hills Street, Suite 106

Richland, Washington 99354-5511

www.isoray.com

ISORAY, INC.

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

TIME AND DATE	11:00 a.m., local time, on Thursday, December 14, 2017.

PLACE	Pinnacle Peak Country Club, 8701 East Pinnacle Peak Road, Scottsdale, Arizona 85255-3589.

ITEMS OF BUSINESS	1.	To elect four directors to hold office until the Fiscal 2019 Annual Meeting of Shareholders.

	2.	To ratify the appointment of DeCoria, Maichel & Teague, P.S. as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2018.

	3.	To take action on any other business that may properly be considered at the Annual Meeting or any adjournment thereof.

BOARD OF DIRECTORS
RECOMMENDATION	The Board of Directors recommends that you vote “FOR” Items 1 and 2.

ADJOURNMENTS AND
POSTPONEMENTS

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

RECORD DATE

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on October 20, 2017.  If your shares are held in an account at a brokerage firm, bank or similar organization, that organization is considered the record holder for purposes of voting at the Annual Meeting and will provide you with instructions on how you can direct that organization to vote your shares.

INTERNET ACCESS TO
PROXY MATERIALS

Under rules adopted by the SEC, we are providing access to our 2018 Annual Meeting materials, which include the accompanying Proxy Statement, over the Internet in lieu of mailing printed copies.  We will begin mailing, on or about November 3, 2017, a “Notice of Internet Availability of Proxy Materials” (which is different than this Notice of Annual Meeting of Shareholders) to our shareholders.  The Notice of Internet Availability of Proxy Materials will contain instructions on how to access and review the Annual Meeting materials and vote online.  The Notice of Internet Availability of Proxy Materials also will contain instructions on how you can request a printed copy of the Annual Meeting materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner.

VOTING

Your vote is very important.  Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote as soon as possible.  For specific instructions on how to vote your shares, please refer to the instructions in the Notice of Internet Availability of Proxy Materials and the section entitled “General Information About the Annual Meeting and Voting” beginning on page 1 of the accompanying Proxy Statement.

ADMISSION

Space limitations make it necessary to limit attendance at the Annual Meeting to shareholders.  If your shares are held in an account at a brokerage firm, bank or similar organization and you wish to attend the Annual Meeting, you must obtain a letter from that brokerage firm, bank or similar organization confirming your beneficial ownership of the shares as of the record date and bring it to the Annual Meeting.  Admission to the Annual Meeting will be on a first-come, first-served basis.  Cameras and recording devices and other electronic equipment will not be permitted at the Annual Meeting.

By Order of the Board of Directors,

Krista Cline

Secretary

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about November 3, 2017.

ISORAY, INC.

350 Hills Street, Suite 106

Richland, Washington 99354-5511

____________________

PROXY STATEMENT

Annual Meeting of Shareholders

December 14, 2017

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of IsoRay, Inc. of proxies to be voted at the Annual Meeting of Shareholders to be held on December 14, 2017 (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. These proxy materials were first sent on or about November 3, 2017 to shareholders entitled to vote at the Annual Meeting. This proxy is solicited on behalf of the Board.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

You are receiving a proxy statement from us because you were the shareholder of record or beneficial owner of shares of our Common or Series B Preferred Stock at the close of business on the record date of October 20, 2017 (the “Record Date”) for the Annual Meeting. This Proxy Statement contains important information about the Annual Meeting and the items of business to be transacted at the Annual Meeting. You are strongly encouraged to read this Proxy Statement and Annual Report to Shareholders on Form 10-K, which include information that you may find useful in determining how to vote.

Who is entitled to attend and vote at the Annual Meeting?

Shareholders as of the Record Date are entitled to attend and to vote at the Annual Meeting. If your shares are held in an account at a brokerage firm, bank or similar organization, that organization is considered the record holder for purposes of voting at the Annual Meeting and will provide you with instructions on how to direct that organization to vote your shares.

How many shares are outstanding?

On the Record Date, 55,017,419 shares of our Common Stock were issued and outstanding and 59,065 shares of our Series B Preferred Stock were issued and outstanding. Each share of Common Stock and Series B Preferred Stock outstanding on the Record Date is entitled to one vote on each item brought before the shareholders at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence, in person or by proxy, of a majority of the outstanding shares of our Common Stock and Series B Preferred Stock voting together as one class is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote). As of October 20, 2017, there were 55,017,419 shares of Common Stock and 59,065 shares of Series B Preferred Stock outstanding.

What shares can I vote at the Annual Meeting?

You may vote all of the shares you owned as of the Record Date, including shares held directly in your name as the shareholder of record and all shares held for you as the beneficial owner through a broker or other nominee, such as a bank.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

Shareholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending our Notice of Internet Availability for Proxy Materials, which contains instructions on how to access and review the Annual Meeting materials and vote online. The Notice of Internet Availability for Proxy Materials also contains instructions on how you can request a printed copy of the Annual Meeting materials. As the shareholder of record, you have the right to vote in person or direct a proxyholder to vote your shares on your behalf at the Annual Meeting by signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope, or by following the procedures for voting over the Internet or by telephone.

Beneficial Owner. If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of those shares and they are considered to be held in “street name” for your account. That institution will send you separate instruction describing the procedure for voting your shares. Please follow the directions you are given carefully so that your vote is counted. As a beneficial owner, you may also vote in person at the Annual Meeting, but only after you obtain and present a “legal proxy” from your bank, broker or other nominee, giving you the right to vote your shares at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the shareholder of record or as a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting by voting on the Internet, by phone or by proxy card. If you provide specific instructions with regard to items of business to be voted on at the Annual Meeting, your shares will be voted as you instruct on those items. When you sign and return the proxy card, you appoint Thomas LaVoy and Philip Vitale, and each of them individually, as your representatives at the meeting. Thomas LaVoy and Philip Vitale will vote your shares at the meeting as you have instructed them. This way your shares will be voted regardless of whether you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return the enclosed proxy card in advance of the meeting just in case your plans change. Returning the proxy card will not affect your right to attend or vote at the Annual Meeting.

If you just sign your proxy card with no further instructions, or if you electronically transmit your proxy card but do not direct your vote on particular items, your shares will be voted in accordance with the Board’s recommendation on those items. If you hold your shares in “street name” as a beneficial owner and you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will only be able to vote your shares with respect to the routine matter of appointment of DeCoria, Maichel & Teague, P.S. as our independent registered public accounting firm for the fiscal year ending June 30, 2018. Please see “What is a broker non-vote?” below.

What proposals will be voted on at the Annual Meeting?

Two proposals are scheduled to be voted on at the Annual Meeting. The first is the election of four directors to hold office until the Fiscal 2019 Annual Meeting of Shareholders. The second is the ratification of the appointment by the Audit Committee of DeCoria, Maichel & Teague, P.S. as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018.

What happens if additional matters are presented at the Annual Meeting?

The only items of business that our Board intends to present at the Annual Meeting are set forth in this Proxy Statement. As of the date of this Proxy Statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the Annual Meeting.

How can I attend the Annual Meeting?

Whether you hold shares in your name as the shareholder of record or beneficially own shares held in “street name,” you should be prepared to present photo identification for admittance to the Annual Meeting. Please also note that if you are a “street name” holder, you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your bank, broker or other nominee, or other similar evidence of ownership for admittance to the Annual Meeting. The Annual Meeting will begin promptly at 11 a.m. local time. Check-in will begin at 10:30 a.m. local time. However, if you are a “street name” holder, you may not vote at the Annual Meeting unless you have obtained a proxy from your broker, bank or other nominee. Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet, telephone or sign and date the proxy card or voting instruction card and return it promptly in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by (i) granting a new proxy bearing a later date, which automatically revokes your earlier proxy, (ii) providing a written notice of revocation to our Corporate Secretary at our principal executive offices prior to the Annual Meeting, or (iii) attending the Annual Meeting, revoking your proxy, and voting in person. However, attendance at the Annual Meeting but not voting in person will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may change your vote by (i) submitting a new voting instruction card to your bank, broker or other nominee, or (ii) if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting, revoking your proxy, and voting in person.

What is a “broker non-vote”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. In the absence of such instructions, your broker does not have discretion to vote your shares on any proposal that is considered to be “non-discretionary,” and may, but is not required to, vote your shares on any “discretionary” proposal. We believe that Proposal 2 is the only discretionary proposal. If your broker does not vote your shares at the Annual Meeting on a matter, it gives rise to what is called a “broker non-vote.”

How are “broker non-votes” counted?

Under the rules of the New York Stock Exchange (the “Exchange”) that govern most domestic stock brokerage firms, member firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchange. These votes by brokerage firms are considered as votes cast in determining the outcome of any discretionary proposal. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but are not considered as votes cast in determining the outcome of any proposal.

In summary, if you do not vote your proxy, your brokerage firm or other nominee may either:

●	vote your shares on discretionary matters (Proposal 2) and cast a “broker non-vote” on non-discretionary matters (Proposal 1); or

●	leave your shares unvoted altogether.

We encourage you to provide instructions to your brokerage firm or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the Annual Meeting.

How many votes are required to approve the proposals?

In voting with regard to the proposal to elect directors (Proposal 1), you may vote in favor of all nominees, withhold your vote as to all nominees or vote in favor of or withhold your vote as to specific nominees. The vote required to approve Proposal 1 is governed by Minnesota law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Minnesota law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

The vote required to approve Proposal 2 is governed by Minnesota law, and is the affirmative vote of the greater of (i) a majority of the voting power of the shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required obtaining the necessary majority vote, and therefore will have the same legal effect as voting against Proposal 2.

Because your vote on Proposal 2 is advisory, it will not be binding on the Board or the Company. However, the Board and the Audit Committee will consider the outcome of the advisory vote when making future decisions regarding the selection of our independent registered public accounting firm.

You may either vote “FOR”, “AGAINST” or “ABSTAIN” on Proposal 2, and “FOR” or “WITHHOLD” authority to vote for each nominee for the Board. If you withhold authority to vote for the election of directors, you shares will not be voted with respect to the director or directors identified. If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” Proposal 2 and “FOR” all director nominees.

What happens if the Annual Meeting is adjourned?

If the Annual Meeting is adjourned until another time, no additional notice will be given regarding the time or location that the Annual Meeting will be continued, if this information is announced at the time of the adjournment, unless the adjournment is for more than 30 days, in which case a notice of the time and location will be given to each shareholder of record entitled to vote at the Annual Meeting. Any items of business that might have been properly transacted at the Annual Meeting may be transacted after any adjournment.

Who will serve as inspector of elections?

The Secretary of the Company, Krista Cline, will tabulate the votes cast at the meeting in combination with the votes cast prior to the meeting and act as the Inspector of Elections at the Annual Meeting.

Will I be receiving printed copies of the 2018 Annual Meeting materials?

You will not receive printed copies unless you request them by following the instructions in the “Notice of Internet Availability of Proxy Materials” (the “Notice”) that you will receive in the mail. The Notice is different than the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. We will begin mailing the Notice to shareholders on or about November 3, 2017.

Under rules adopted by the SEC, we are providing access to our Annual Meeting materials, which include this Proxy Statement and Annual Report to Shareholders on Form 10-K, over the Internet in lieu of mailing printed copies. The Notice will contain instructions on how to access and review the Annual Meeting materials and vote online. This electronic access process is designed to expedite shareholders’ receipt of materials, lower the cost of the Annual Meeting and help conserve natural resources. The Company encourages you to take advantage of the availability of the proxy materials on the Internet.

The Notice also will contain instructions on how you can request, at no cost, a printed copy of the Annual Meeting materials, including a proxy card if you are a record holder or a voting instruction form if you are a beneficial owner. By following the instructions in the Notice, you may request to receive, at no cost, a copy via e-mail of the Annual Meeting materials or future proxy solicitations. Your request to receive materials via e-mail will remain in effect until you terminate it.

Can I mark my votes on the Notice and send it back to the Company or my broker?

No. The Notice is not a ballot. You cannot use it to vote your shares. If you mark your vote on the Notice and send it back to the Company or your broker, your vote will not count.

How can I get electronic access to the Annual Meeting materials?

The Notice will provide you with instructions regarding how to view the Annual Meeting materials on the Internet.

This Proxy Statement and Annual Report to Shareholders on Form 10-K are also available without charge on the Company’s website at isoray.com and the SEC’s website at sec.gov. By referring to our website, we do not incorporate the website or any portion of the website by reference into this Proxy Statement.

The Notice will also contain instructions on how you can elect to receive future proxy materials electronically by e-mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What is the deadline for submitting proposals for consideration at the next Annual Meeting of shareholders or to nominate individuals to serve as directors?

As a shareholder, you may be entitled to present proposals for action at a future Annual Meeting of shareholders, including director nominations. Please refer to “Shareholder Proposals and Director Nominations” below.

How many shares of common and Series B Preferred Stock are held or controlled by the officers and directors?

As of October 20, 2017, our directors and executive officers held or controlled approximately 265,523 shares of our Common Stock, constituting approximately 0.48% of the outstanding Common Stock. As of October 20, 2017, our directors and executive officers did not hold or control any shares of our Series B Preferred Stock. We believe that these holders will vote all of their shares of Common Stock in accordance with the Board’s recommendations on the proposal.

How does the Board recommend that I vote?

The Board recommends that you vote your shares “FOR” each of the proposals.

How do I vote my shares without attending the Annual Meeting?

Shareholders of record can vote as follows:

●	Via the Internet: Shareholders may vote through the Internet by following the instructions included with your Notice Regarding the Availability of Proxy Materials.

●	By Telephone: Shareholders may vote by telephone by following the instructions included with your Notice Regarding the Availability of Proxy Materials.

●

By Mail: Those shareholders who receive a paper proxy card in the mail may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided with the mailed proxy materials. If you have misplaced your return envelope or need to return a proxy card from outside the United States, you may mail your proxy card to the address listed on the proxy card.

●	At the Meeting: If you attend the Annual Meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. Please follow the directions you are given carefully so your vote is counted. “Street name” shareholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and present it to the inspector of elections with your ballot.

How do I vote my shares in person at the Annual Meeting?

If you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you should bring the enclosed proxy card or proof of identification to the Annual Meeting. You may vote shares held in “street name” at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or proxy card so your vote will be counted even if you later decide not to attend the Annual Meeting.

May shareholders ask questions at the Annual Meeting?

Yes. Representatives of the Company will answer a limited number of shareholders’ questions of general interest at the end of the Annual Meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card.

May I change my vote?

Yes. If you vote by mail, Internet or telephone, you may later change your vote and revoke your proxy card by:

●	Sending a written statement to that effect to the Secretary of the Company that is received before the commencement of the Annual Meeting on December 14, 2017;

●	Voting again via the Internet or telephone;

●	Submitting a properly signed proxy card with a later date;

●	Voting in person at the Annual Meeting; or

●	If you hold shares through a bank or brokerage firm, by contacting your financial institution and following its procedure to revoke your prior voting instructions.

PROPOSAL 1 – ELECTION OF DIRECTORS

 Nominees

Our Board currently consists of four members. The Board of Directors oversees our business affairs and monitors the performance of management. In accordance with basic principles of corporate governance, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chairman, key executive officers and our principal external advisers (legal counsel, auditors, and other professionals), by reading reports and other materials that are sent to them and by participating in Board and committee meetings.

The Board, on the recommendation of the Nominations and Corporate Governance Committee, has nominated the following four existing members of the Board for re-election to the Board at the Fiscal 2018 Annual Meeting: Thomas C. LaVoy, Philip J. Vitale, M.D., Michael W. McCormick and Alan Hoffmann. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the Fiscal 2019 Annual Meeting of Shareholders and until his successor has been duly elected and qualified. There are no family relationships among our directors, nominees for director or our executive officers.

Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason, the Board, upon the recommendation of the Nominations and Corporate Governance Committee, may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board unanimously recommends that the shareholders vote “FOR” Proposal 1 to elect Thomas C. LaVoy, Philip J. Vitale, M.D., Michael W. McCormick and Alan Hoffmann as directors for a one year term expiring at the Fiscal 2019 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Directors

Set forth below is certain information as of October 20, 2017 regarding our current directors that have been nominated for re-election, including biographical information.

Mr. LaVoy took office in July 2005 and began service as Chairman on January 7, 2016, Dr. Vitale took office in January 2014, Mr. McCormick took office in June 2015 and Mr. Hoffmann took office in January 2016.

Name	Age	Position Held	Term
Thomas LaVoy	57	Chairman, Chief Executive Officer	Annual
Philip J. Vitale	71	Director	Annual
Michael W. McCormick	54	Director	Annual
Alan Hoffmann	56	Director	Annual

Thomas LaVoy – Mr. LaVoy has been a Director of the Company since 2005 and served as Chair of the Audit Committee until his resignation from the Audit Committee Chair position and all other Board committees effective January 13, 2016. He was appointed Chairman of the IsoRay Board effective January 7, 2016 and took office as Chief Executive Officer of the Company on February 15, 2016. Mr. LaVoy served as Deputy Chief Operations Officer and President of Corporate Services of Veolia Transportation on Demand (VTOD), the parent company of SuperShuttle International Inc. and its subsidiaries, from January 2014 to February 2016. He concurrently served as Chief Financial Officer of SuperShuttle International, Inc. and its subsidiaries from July 1997 and as Secretary from March 1998, resigning from both positions in February 2016. He has also served as a director of Alanco Technologies, Inc. (OTCBB: ALAN) since 1998 and served on its audit committee from 2012 to 2015. From September 1987 to February 1997, Mr. LaVoy served as Chief Financial Officer of NASDAQ-listed Photocomm, Inc. Mr. LaVoy was a Certified Public Accountant with the firm of KPMG Peat Marwick from 1980 to 1983. Mr. LaVoy has a Bachelor of Science degree in Accounting from St. Cloud University, Minnesota, and is a Certified Public Accountant (Inactive) in the State of Minnesota. Mr. LaVoy brings to the Board over twelve years of service on the Board and experience in both small and large public companies with capital raising and acquisitions.

Philip Vitale, MD – Dr. Vitale has been a Director of the Company since 2014 and is a board certified urologist. He practiced Urology from 1978 to 2005 at Lovelace Health Systems in Albuquerque. He also served on the Board of Governors for 9 years and held various administrative positions including Chief Medical Officer and Senior Vice President at Lovelace. He was a staff urologist at Albuquerque VA Medical Center from 2005 until his retirement in November 2014. He served as Chief of the Urology section from 2008 to November 2013. Dr. Vitale was also an Assistant Professor at the University of New Mexico, Division of Urology. He is a member of the American Urological Association and the South Central Section of the American Urological Association. Prior to his retirement, Dr. Vitale’s clinical trials included: chemotherapy after prostatectomy (cap); a phase III randomized study for high risk prostate carcinoma; RTOG 0415 a phase III randomized study of hypofractionated 3d-crt/IMRT versus conventionally fractionated 3d-crt/IMRT in patients with favorable-risk prostate cancer; RTOG 0815 a phase III prospective randomized trial of dose-escalated radiotherapy with or without short-term androgen deprivation therapy for patients with intermediate-risk prostate cancer; and YP19A1 gene and pharmacogenetics of response to testosterone therapy. Dr. Vitale holds a B.A. in Biology from LaSalle College and obtained his M.D. from the New Jersey College of Medicine and Dentistry. He received his M.S. in Health Services Administration from the College of St. Francis. Dr. Vitale brings to the Board medical expertise in the industries the Company is targeting.

Michael McCormick – Mr. McCormick has been a Director of the Company since June 2015 and brings over 25 years of senior executive positions in global management, sales, and marketing to the Company. He serves as a founder and partner of GO Intellectual Capital, which offers marketing services with a focus on the medical and aviation industries, as well as financial services. Previous to his service with GO, Mr. McCormick served as Executive Vice President of Global Sales and Marketing for Columbia Sportswear from 2006-2012, where his team successfully launched several new patented technologies, including Omni-Heat® Reflective and Omni-Freeze® Zero. During Mr. McCormick’s tenure, Columbia built an intellectual property portfolio with over 200 patents. Mr. McCormick started his career with Nike, working in several senior management roles and ultimately becoming the Director of National Sales, US, prior to his departure in 1999. He also served as Chief Marketing Officer of Golf Galaxy from 2003-2006 and Executive Vice President of Global Sales and Marketing of Callaway Golf from 2000-2003. Mr. McCormick brings over 25 years of marketing experience in a diverse group of industries to his service on the Company’s Board.

Alan Hoffmann - Mr. Hoffmann has been a Director of the Company since January 2016. He is the owner of Alan Hoffmann, CPA, PC, a certified public accounting firm he founded in 1996. The firm performs audits and reviews of private companies. In addition, Mr. Hoffmann currently serves as CFO for Cognitive Research Corporation, a privately-held, full-service contract research organization that specializes in central nervous system product development for pharmaceutical, nutraceutical, biotechnology and medical device companies. In 2011, he served as CFO for an international manufacturing company, Kinematics Manufacturing, Inc. His prior employment included Price Waterhouse from 1985-1989, where he held multiple positions including Senior Tax Analyst, and Tax Manager from 1989-1996 in public accounting. After receiving his undergraduate accounting degree with honors from the University of Wisconsin-Milwaukee in 1985, he became a Certified Public Accountant in 1989. He also served in the United States Marine Corps and was honorably discharged in 1985. He brings over 26 years of public accounting experience to the Company and the Board. Mr. Hoffmann brings to the Board his experience as a public accountant and understanding of oversight and review of financial statements prepared by the Controller.

Board Leadership Structure

Our CEO also serves as Chairman of our Board of Directors. The Board has determined that this structure is appropriate because it believes that at this time it is optimal to have one person speak for and lead the Company and the Board, and that the CEO should be that person. We believe that the strength of our independent directors and our overall governance practices minimize any potential conflicts that otherwise could result from combining the positions of Chairman and CEO.

Risk Oversight

Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board as a whole exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to crisis management and executive succession issues. The Board has delegated oversight of certain other types of risks to its committees. The Audit Committee oversees our policies and processes relating to our financial statements and financial reporting, risks relating to our capital, credit and liquidity status, and risks related to related person transactions. The Compensation Committee oversees risks related to our compensation programs and structure, including our ability to motivate and retain talented executives. The Nominations and Corporate Governance Committee oversees risks related to our governance structure and succession planning for Board membership.

In addition, our Compensation Committee has reviewed risks related to our compensation programs and structure, and has determined that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk taking reasonably likely to result in a material adverse effect on the Company.

We believe that our Board leadership structure as discussed above promotes effective oversight of the Company’s risk management for the same reasons that we believe the structure is most effective for the Company in general, namely, by providing unified leadership through a single person, while allowing for input from our independent directors, all of whom are fully engaged in Board deliberations and decisions.

Board Committees and Meetings

During the fiscal year ended June 30, 2017, the Board held eight regularly scheduled and special meetings and took action by written consent nine times. The Board has an Audit Committee, a Compensation Committee, a Nominations and Corporate Governance Committee, and a Special Litigation Committee.

Audit Committee. The Audit Committee is responsible to the Board for the areas of audit and compliance and oversees the Company’s financial reporting process, including monitoring the integrity of the financial statements and the independence and performance of the auditors and supervises the Company’s compliance with legal and regulatory requirements. The Committee operates under a charter approved by the Board. The Committee’s Charter was revised and approved by the Board as of November 2, 2016 and was attached as Appendix A to the Proxy Statement for the Annual Meeting held in December 2016. The current members of the Audit Committee are Mr. Hoffmann (Chairman), Dr. Vitale and Mr. McCormick. The Board has determined that Mr. Hoffmann is an “audit committee financial expert” as defined under SEC rules. The Board has affirmatively determined that none of the members of the Audit Committee have a material relationship with the Company that would interfere with the exercise of independent judgment and each of the members of the Audit Committee are “independent” as independence is defined in Section 121(A) of the listing standards of the NYSE American (formerly known as NYSE MKT) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee. The Compensation Committee is responsible for establishing and reviewing the compensation and employee benefit policies of the Company. The members of the Compensation Committee are Dr. Vitale (Chairman), Mr. McCormick and Mr. Hoffmann, each of whom are “independent” directors within the meaning of SEC rules and NYSE American listing standards. The Committee operates under a charter approved by the Board. The Committee’s Charter as approved by the Board was attached as Appendix A to the Proxy Statement for the Annual Meeting held in March 2014. The Compensation Committee reviews and recommends to the Board for approval the compensation for the Company’s Chief Executive Officer and all of its other executive officers, including salaries, bonuses and grants of awards under, and administration of, the Company’s equity incentive plans. The Compensation Committee, among other things, reviews the candidates that the CEO recommends to the Board to whom awards will be made under the Company’s equity incentive plans, determines the number of options to be awarded, and the time, manner of exercise and other terms of the awards. The Committee’s charter authorizes the committee to retain an independent consultant and in fiscal 2017, the Committee retained an independent compensation consultant.  The Chief Executive Officer provides input to the Compensation Committee with respect to the individual performance and compensation recommendations for all executive officers and employees.

Nominations Committee. The Nominations and Corporate Governance Committee consists of three directors who have each been determined to be “independent” as defined by applicable SEC rules and NYSE American listing standards. Mr. McCormick (Chairman), Dr. Vitale and Mr. Hoffmann currently serve on the Nominations and Corporate Governance Committee. The Committee identifies and solicits recommendations from management of qualified individuals as prospective Board members. The Committee also recommends the director nominees to the Board for election at the annual meeting of shareholders. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board. In addition, the Committee examines, evaluates, and monitors the independence of directors for general Board positions as well as for specific committee duties, and evaluates specific qualifications for members serving as audit committee financial experts. The Committee’s charter as approved by the Board was attached as Appendix B to the Proxy Statement for the Annual Meeting held in February 2015.

Special Litigation Committee. The Special Litigation Committee was established by the Board on September 14, 2017, and consists of Mr. McCormick and Mr. Hoffmann (Chairman), each of whom are “independent” directors within the meaning of SEC rules and NYSE American listing standards.

The Board and its committees may retain outside advisors as they determine necessary to fulfill their responsibilities. All committees report their activities to the full Board. Each committee charter is posted on the IsoRay website – www.isoray.com.

Each current Board member attended at least 75% of the aggregate meetings of the Board and of the Committees on which he served that were held during the period for which he was a Board or Committee member in the Company’s fiscal year ended June 30, 2017.

The following table summarizes the membership of the Board and each of its committees as of the date of this proxy statement, as well as the number of times each committee met or took action by written consent during the fiscal year ended June 30, 2017.

	Board	Audit	Compensation	Nominations	Litigation
Thomas LaVoy	Chair	N/A	N/A	N/A	N/A
Philip Vitale, M.D.	Member	Member	Chair	Member	N/A
Michael McCormick	Member	Member	Member	Chair	Member
Alan Hoffmann	Member	Chair	Member	Member	Chair
Number of Meetings Held and Consents Taken in Fiscal 2017	17	6	4	1	0

Executive Sessions

Pursuant to the listing standards of the NYSE American, the independent directors are required to meet at least annually in executive sessions. During fiscal 2017, the Board held one executive session.

Report of the Audit Committee of the Board of Directors

The Audit Committee consists of three outside directors, each of whom has been determined to be financially literate and meets the independence standards for members of public company audit committees set forth in SEC rules adopted under the Sarbanes-Oxley Act of 2002 and applicable NYSE American listing standards. The Committee operates under a written charter adopted by the Board. Committee members are independent directors Alan Hoffmann (Chair) who took office in January 2016, Philip J. Vitale, M.D. and Michael W. McCormick. Mr. Hoffmann has been determined to be qualified as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

The Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company toward assurance of the quality and integrity of its consolidated financial statements. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; oversee, review and appraise the audit activities of the Company’s independent auditors and internal auditing function; and maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function. The Audit Committee met four times during the 2017 fiscal year.

The Company’s independent auditor reports directly to the Committee. The Audit Committee is solely responsible to appoint or replace the Company’s independent auditor, and to assure the auditor’s independence and to provide oversight and supervision thereof. The Committee determines compensation of the independent auditor and has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to the Company, as prescribed by the Sarbanes-Oxley Act of 2002; thus payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Committee determines the extent of funding that the Company must provide to the Committee to carry out its duties, and has determined that such amounts were sufficient in fiscal 2017.

With respect to the fiscal year ended June 30, 2017, in addition to its other work, the Committee:

●	Reviewed and discussed with management the audited consolidated financial statements of the Company as of June 30, 2017 and the year then ended;

●

Discussed with DeCoria, Maichel & Teague, P.S. the matters required to be discussed by Auditing Standards No. 16, “Communications and Audit Committees” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

●

Received from DeCoria, Maichel & Teague, P.S. the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence. In addition, discussed with the auditors the firm’s independence and determined that independence had been maintained.

The Committee recommended, based on the review and discussion summarized above, that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 for filing with the SEC.

AUDIT COMMITTEE
Alan Hoffmann, Chair
Philip J. Vitale, M.D.
Michael W. McCormick

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

Nomination Process

The Nominations and Corporate Governance Committee is the nominating committee of the Board. The Committee is governed by the Company’s Articles of Incorporation and Bylaws with respect to the nominations process. The Committee is responsible for recommending nominees for nomination by the Board for election to the Board. The Committee will consider nominations from shareholders, provided that such nominations are received by the Company’s Secretary in accordance with the Articles of Incorporation, the Bylaws, and the date set in the prior year’s proxy statement.

The Committee will perform the following duties with respect to director nominations: (a) consider the criteria for identifying and recommending individuals who may be nominated for election to the Board; (b) provide a recommendation to the Board of the slate of nominees for election to the Board; (c) as the need arises, make recommendations to fill vacancies and actively seek individuals qualified to become Board members; and (d) consider shareholder nominations for the Board when properly submitted in accordance with the Company’s Articles of Incorporation and Bylaws.

The Committee will consider candidates for the Board who are recommended by its members, other Board members, shareholders and management, as well as those identified by any third party search firm the Company may retain to assist in identifying and evaluating possible candidates. The Committee evaluates candidates recommended by shareholders in the same manner that it evaluates other candidates. The Committee’s evaluations will be based upon several criteria, including the candidate’s broad-based business and professional skills and experiences; commitment to representing the long-term interests of shareholders; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics; personal integrity and judgment; and practical wisdom and sound judgment. Candidates should have reputations, both personal and professional, consistent with the Company’s image and reputation.

At a minimum, the majority of directors on the Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the medical isotope industry. Accordingly, the Committee seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Company does not have a formal policy related to consideration of diversity in identifying director nominees.

The Committee will utilize the following process for identifying and evaluating nominees to the Board. In the case of incumbent directors whose terms of office are set to expire, the Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the members of the Committee will be polled for suggestions as to potential candidates that may meet the criteria above, discuss candidates suggested by Company shareholders and may also engage, if the Committee deems appropriate, a professional search firm. The Committee will then meet to discuss and consider these candidates’ qualifications and then choose a candidate to recommend by majority vote. To date, the Board and the Committee have not engaged professional search firms to identify or evaluate potential nominees but may do so in the future, if necessary.

Vote Required for Election

The four persons receiving the highest number of affirmative votes will be elected as directors of the Company. Votes against a nominee or withheld from voting (whether by abstention, broker non-votes or otherwise) will have no legal effect on the vote.

PROPOSAL 2 – RATIFICATION OF RE-APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has re-appointed the firm of DeCoria, Maichel & Teague, P.S. to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2018, and has directed that such re-appointment be submitted to our shareholders for ratification at the Annual Meeting now that our fiscal 2017 year has ended. Our organizational documents do not require that our shareholders ratify the selection of our independent registered public accounting firm. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain DeCoria, Maichel & Teague, P.S., but still may retain it nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our best interests. Representatives from DeCoria, Maichel & Teague, P.S. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The Company paid or accrued the following fees in each of the prior three fiscal years to its principal accountant, DeCoria, Maichel & Teague, P.S. (in thousands):

For the Year Ended June 30,
	2017	2016	2015
Audit fees	$75	$87	$77
Audit-related fees	-	-	-
Tax fees	$10	$12	$12
All other fees	$5	$10	-

Totals	$90	$109	$89

Audit fees include fees for the audit of our annual financial statements, reviews of our quarterly financial statements, and related consents for documents filed with the SEC, as well as, in fiscal 2015 and 2016, the fees for the audit of our internal control over financial reporting. Tax fees include fees for the preparation of our federal and state income tax returns. All other fees are from consulting costs created by the review of documents related to equity offerings.

As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, DeCoria, Maichel & Teague, P.S. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for review and ratification. All of the services provided by DeCoria, Maichel & Teague, P.S. described above were approved by our Audit Committee.

The Company’s principal accountant, DeCoria, Maichel & Teague, P.S., did not engage any other persons or firms other than the principal accountant’s full-time, permanent employees.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal 2 is required to approve Proposal 2.

Any abstentions with respect to this Proposal 2 will count as votes AGAINST this Proposal 2. Any broker non-votes with respect to this Proposal 2 will not count as shares entitled to vote on this proposal and therefore will be disregarded for purposes of determining the outcome of the vote on this Proposal 2.

The Board unanimously recommends that the shareholders vote “FOR” Proposal 2 to ratify the re-appointment of DeCoria, Maichel & Teague, P.S. as the independent registered public accounting firm of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program for fiscal year 2017. In particular, this CD&A explains how the Compensation Committee of the Board (the “Compensation Committee”) of the Board made 2017 compensation decisions for the following named executive officers:

●	Thomas LaVoy - Chairman and Chief Executive Officer

●	William Cavanagh, III - Chief Operating Officer and Chief Scientific Officer

●	Michael Krachon - Vice President, Sales and Marketing

Our Executive Compensation Program Framework

We design our named executive officer compensation programs to attract, motivate and retain the key executives who drive our success and help us maintain a strong position in our industry. We are committed to industry standards for the region in which we operate for base pay, bonuses and equity awarded to our named executive officers. In addition, we design our executive compensation program to encourage long-term commitment by our named executive officers to IsoRay.

This Executive Compensation section of the Proxy Statement includes our named executive officer compensation tables and related narrative discussion, provides historical details on our compensation programs and policies for our named executive officers.

At our fiscal 2017 annual meeting, our shareholders approved, on an advisory basis, the compensation of our named executive officers.

Program Objectives

The compensation paid to the Company’s named executive officers is intended to align their interests with the long term interests of the Company’s shareholders and is based on a pay-for-performance philosophy. It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, short-term incentives (quarterly and annual bonuses) and equity compensation to encourage long term commitment and team performance. Not all elements of our compensation package may be provided every year, depending on the performance of the Company and the executive.

We design our executive compensation program to achieve the following objectives:

●	Motivate and reward executives whose knowledge, skills and performance are essential to our success;

●	Align the performance of our executives and the interests of our shareholders;

●	Recruit and retain executive talent; and

●	Support the corporate business strategy by rewarding revenue growth and cost control measures.

We believe our executive compensation program promotes good governance and operates in the best interests of our shareholders; a summary of our compensation governance practices are listed below:

	What we do	What we do not do

✓	Place an emphasis on variable compensation, which includes cash incentives that are dependent on the achievement of short-term financial goals, and equity awards that are dependent on stock price	× Offer compensation-related tax gross ups

✓	Use stock options to align our executive’s interests with those of shareholders	× Have any significant perquisites

✓	Have an executive compensation claw-back policy to ensure accountability	× Have special retirement programs

✓	Have an independent compensation consultant advising the Compensation Committee	× Reprice or cash out underwater stock options

× Guarantee bonuses

Decision Making Process

Role of the Compensation Committee

The Compensation Committee has the primary responsibility for determining compensation of our executives. Our Board has determined that each member of our Compensation Committee is “independent” as that term is defined by applicable NYSE American rules, and a “non-employee” director as defined under Section 16 of the Exchange Act.

Our Compensation Committee determines all compensation matters for our named executive officers, including base salary, bonuses and equity compensation. Utilizing input from our Chief Executive Officer, the Compensation Committee makes an independent decision on compensation for each executive officer other than the Chief Executive Officer. The Compensation Committee also primarily relies on the judgment of the Chief Executive Officer in making compensation determinations of our non-executive staff. The primary goal of our Compensation Committee is to closely align the interests of our named executive officers and staff with those of our shareholders. The Compensation Committee assesses performance on a number of subjective and objective factors.

In making decisions regarding executive compensation, our Compensation Committee considers, among other things:

●	Past compensation levels of each executive and the executives as a group;

●	Consistency of current compensation with previous compensation decisions and benchmarks;

●	Existing levels of stock and stock option ownership among our executives, previous stock option grants and vesting schedules to ensure executive retention and alignment with shareholder interests;

●	Results of competitive analyses and recommendations of the Compensation Committee’s independent consultant;

●	Management recommendations;

●	General trends in executive compensation; and

●	Meeting ongoing revenue growth and cost control objectives.

The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and reports its evaluation to the Board. The Board reviews the Compensation Committee’s evaluation and recommendation and also evaluates the Chief Executive Officer’s performance according to the goals and objectives established periodically by the full Board. This review serves as the basis for the recommendation of the Compensation Committee on Chief Executive Officer compensation.

Role of the Chief Executive Officer

The Chief Executive Officer makes recommendations to the Compensation Committee and the full Board for the establishment of performance targets and individual performance objectives for the other named executive officers.

The Chief Executive Officer reviews the performance of each of the other named executive officers against his objectives and presents his evaluation of such named executive officer’s performance to the Compensation Committee. Decisions regarding individual compensation elements and total compensation are ultimately made by the Compensation Committee, using its judgment, focusing primarily on each named executive officer’s performance against his individual financial and strategic objectives, as well as the Company’s overall performance.

The Compensation Committee and the Chief Executive Officer also consider a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the Chief Executive Officer makes recommendations regarding each of the other named executive officer’s compensation based on multiple factors, including the competitive market and Company and individual performance. The Compensation Committee ultimately approves all compensation plans for senior management (including for the Chief Executive Officer’s compensation).

The Chief Executive Officer does not participate in the deliberations of the Compensation Committee regarding his own compensation.

Role of the Compensation Consultant

Pursuant to its Charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, during fiscal 2017 the Compensation Committee engaged Pearl Meyer to review various elements of the Company’s overall compensation program, including performing reviews of the Company’s 2017 executive compensation plans.

Role of Benchmarking and Peer Groups

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive market. To this end, during fiscal 2017 we evaluated industry-specific and general market compensation practices and trends to ensure that our program features and named executive officer pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and long-term incentive grants for named executive officers, the Compensation Committee considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

In fiscal 2017, to facilitate its review and determination of executive compensation, the Compensation Committee engaged Pearl Meyer to conduct a comprehensive competitive review of our executive compensation program. In connection with this review and in consultation with Pearl Meyer and senior management of the Company, the Compensation Committee identified a peer group comprised of healthcare equipment, pharmaceutical and biotechnology companies roughly similar to the Company in revenue size or market capitalization, and focused on cancer treatments to the extent possible; the peer group consists of the 16 companies listed below:

Apricus Biosciences, Inc.	Cytori Therapeutics, Inc.	Pieris Pharmaceuticals, Inc.
ArQule Inc.	Fate Therapeutics, Inc.	Sunesis Pharmaceuticals, Inc.
Cancer Genetics, Inc.	Fortress Biotech, Inc.	TRACON Pharmaceuticals, Inc.
Capricor Therapeutics, Inc.	Northwest Biotherapeutics, Inc.	ViewRay, Inc.
Cleveland BioLabs, Inc.	OncoGenex Pharmaceuticals, Inc.
Cyclacel Pharmaceuticals, Inc.	Onconova Therapeutics, Inc.

The median (50th percentile) revenue size of the peer group was approximately $4 million, while the median market capitalization was $56 million; IsoRay’s revenue of $5 million and market capitalization of $32 million were roughly at the 55th and 40th percentiles of the peer group, respectively.

In addition to peer group data, five published or private compensation surveys were also utilized in Pearl Meyer’s 2017 report and comparisons to survey benchmark positions were made based on the Company’s size. Pearl Meyer completed its review in June 2017 and presented its analysis of the Company’s executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that all components of compensation were generally below the 25th percentile market levels except for target short-term incentives. Actual short and long-term incentive levels fell significantly below market levels.

Our Executive Compensation Program Framework

Compensation Components

Our executive compensation primarily consists of base salary, bonuses and long-term equity-based compensation.

The factors our Compensation Committee considered for each of our executives in fiscal 2017 included:

●	Overall corporate performance during fiscal 2017 in achieving certain financial objectives and non-financial milestones;

●	The roles and responsibilities of our executives in helping the Company meet these milestones;

●	The additional roles and responsibilities of our executives; and

●	The individual experience and skills of our executives.

Base Salary

Base salaries of executive officers are reviewed and approved annually by our Compensation Committee and adjustments are made based on (i) salary recommendations from our Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, and (iii) historical pay. In addition, in establishing the total compensation package for our Chief Executive Officer, the Compensation Committee pursues the same objectives and policies that apply for our other executive officers.

Base salary reflects job responsibilities, value to us and individual performance, taking into consideration the need to attract and retain our executives. We determine salaries for our named executive officers initially by reference to each executive’s previous year’s salary. The Compensation Committee determines any increase over these salaries based upon recommendations of our Chief Executive Officer, except in the case of the Chief Executive Officer’s own compensation. The Compensation Committee generally reviews base salaries of our executives annually and adjusts salaries from time to time to realign salaries with perceived market increases and individual performance.

Achievement of individual and corporate accomplishments along with the executive officer’s level of responsibility, competitive factors, the preliminary results of the Pearl Meyer compensation review and our internal policies regarding salary increases were considered regarding fiscal 2017 salary increases.

There were no merit-based salary increases for fiscal 2017 for our NEOs. Additionally, in June 2017, we set the annual base salary for fiscal 2018 for Thomas LaVoy, our Chairman and Chief Executive Officer, at $315,612 (5% increase), for William Cavanagh, Chief Operating Officer and Chief Scientific Officer, at $211,785 (5% increase) and for Michael Krachon, our Vice President Sales and Marketing, at $236,250 (5% increase).

Performance-Based Annual Bonus

We provide for an annual cash incentive that reinforces our pay-for-performance approach. This incentive compensation is a short-term incentive program that rewards achievement. Annual incentive awards are awarded at the sole determination of the Compensation Committee (on behalf of the Board) based on the actual and measurable performance of the Company based on a set of corporate objectives for the previous year.

In fiscal 2015, we implemented a cash incentive plan starting in fiscal 2016 whereby for each fiscal quarter, each named officer had an opportunity to earn a bonus of three percent (3%) of their annual base salary for a fifteen percent (15%) or greater increase in revenue from the prior fiscal year’s comparable quarter. Also, effective for the year ending June 30, 2016, each named officer had an opportunity to earn a bonus of three percent (3%) of their annual base salary for a fifteen percent (15%) or greater increase in revenue over the prior fiscal year.

For fiscal year 2017, the bonus plan was revised such that each named officer has an opportunity to earn a bonus of four percent (4%) of his annual base salary for a twenty percent (20%) or greater increase in revenue from the prior fiscal year’s comparable quarter. Also, effective for the year ending June 30, 2017, each named officer has an opportunity to earn a bonus of four percent (4%) of his annual base salary for a twenty percent (20%) or greater increase in revenue over the prior fiscal year. For fiscal 2017, the Company achieved 20% revenue growth in one of four fiscal quarters. As a result, the following bonuses were paid to our NEOs who were serving as officers during that quarter and are reported in the non-equity incentive compensation column of the Summary Compensation Table of this Proxy Statement.

Named Executive Officer	2017 Bonus ($)
Thomas LaVoy Chairman & CEO	12,023
William Cavanagh COO & CSO	8,068
Michael Krachon VP, Sales & Marketing	9,000

Long-Term Equity-Based Incentive Compensation

Our long-term incentive program provides an annual award, with the potential for periodic awards, which is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our shareholders by motivating and rewarding creation and preservation of long-term shareholder value. We believe that we can maximize our long-term performance best if we tie the value of the long-term benefits our executives receive to our long-term performance.

Historically, the sole form of equity compensation to our executive officers has been stock options, but our recently adopted 2017 Equity Incentive Plan includes stock awards and stock appreciation rights as well. Our Compensation Committee receives preliminary recommendations for equity-based awards from our Chief Executive Officer (excluding the Chief Executive Officer’s own awards). Our Compensation Committee then reviews the recommendations and approves equity-based awards for all of our officers, including our Chief Executive Officer and the other named executive officers.

Stock option awards provide our executive officers with the right to purchase shares of our Common Stock at a fixed exercise price typically for a period of up to ten years, subject to continued service with us in accordance with the terms of our equity incentive plans, and generally vest over three to five years. We do not grant stock options that have exercise prices below the fair market value of our Common Stock on the date of grant. We do not reduce the exercise price of stock options if the price of our Common Stock subsequently declines below the exercise price unless we first obtain shareholder approval. However, we do adjust the exercise price of previously granted stock options to reflect recapitalizations, stock splits, mergers, and similar events as permitted by the applicable stock plans.

We typically grant stock options on an annual basis as part of annual performance reviews of our employees. We grant equity incentive compensation to our executive officers because we believe doing so will motivate our executives by aligning their interest more closely with the interest of our shareholders.

On June 27, 2017, the Committee approved stock option grants to our named executive officers outlined in the table below, at an exercise price of $0.605, our closing stock price on June 27, 2017. As previously granted options pursuant to the Company’s 2014 Stock Option Plan were cancelled as of June 15, 2017, a portion of the options listed in the table below are replacement stock options granted to replace the cancelled options.

Named Executive Officer	Option grant (# of shares)
Thomas LaVoy Chairman & CEO	715,000
William Cavanagh COO & CSO	225,000
Michael Krachon VP, Sales & Marketing	225,000

Other Practices, Policies and Guidelines

Other Benefits

We provide our named executive officers with the same employee benefits that all of our other employees receive under our broad-based benefit plans. These plans provide for health benefits, life insurance and other welfare benefits.

Perquisites

We do not provide our named executive officers with any retirement or welfare plan benefits that we do not provide to all of our other employees.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered whether our overall compensation program for employees in 2017 creates incentives for employees to take excessive or unreasonable risks that could materially harm our Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted, our Executive Compensation Clawback Policy and the uniformity of compensation practices across our Company, which the Compensation Committee regards as setting an appropriate level of risk taking for us. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.

Recoupment Policy

In order to align further management’s interests with the interests of our shareholders and to support good corporate governance practices, the Board has adopted a recoupment policy. Subject to rules of the SEC and NYSE American, in the event that we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws, we will form a committee of the independent directors to determine whether we will recover from any of our current or former executive officers, as determined in accordance with such rules, who received performance-based compensation (including stock options awarded as compensation) during the period for which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The committee may also take any other actions authorized by our Executive Compensation Clawback Policy.

Shareholder Approval of Executive Compensation

The Company’s last shareholder advisory vote to approve the compensation of its NEOs was held at the Annual Meeting on December 14, 2016.  The Board determined in 2014 to hold subsequent advisory votes every three years. The next shareholder advisory vote to include both the frequency of future shareholder advisory votes and a shareholder advisory vote on the compensation of the Company’s NEOs will be held at the Annual Meeting to occur in fiscal year 2020.

Director Compensation – Fiscal Year 2017

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation ($)	All other compensation ($)	Total ($)
Alan Hoffmann	42,500	-	2,076	-	-	-	44,756
Michael McCormick	42,500	-	2,076	-	-	-	44,756
Philip Vitale MD	42,500	-	2,076	-	-	-	44,756

During fiscal year 2016, each non-employee director received cash compensation of $3,000 per month. Until Mr. LaVoy resigned as Chair of the Audit Committee, he received an additional $1,000 per month for serving in that role. In addition, each non-employee director received $1,000 per Board meeting attended in person or $500 per Board meeting attended via telephone and $500 per committee meeting attended.

Each non-employee director had stock options to purchase shares of the Company’s common stock outstanding as of June 30, 2017 as follows - Mr. Hoffmann had stock options to purchase 55,000 shares of common stock, Mr. McCormick had stock options to purchase 55,000 shares of common stock, and Dr. Vitale had stock options to purchase 55,000 shares of common stock.

During the fiscal year 2017, the independent directors received $3,000 per month for their service. In addition, each non-employee director received $1,000 per Board meeting attended in person or $500 per Board meeting attended via telephone and $500 per committee meeting attended. Employee directors do not receive any compensation for their service on the Board.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our officers, directors and employees and a separate Code of Ethics for Chief Executive Officer and Senior Financial Officers that supplements our Code of Conduct and Ethics.

The Code of Conduct and Ethics was previously filed as Exhibit 14.1 to our Form 10-KSB for the period ended June 30, 2005, and the Code of Ethics for Chief Executive Officer and Senior Financial Officers was previously filed as Exhibit 14.2 to that same report. The Code of Ethics for Chief Executive Officer and Senior Financial Officers is also available to the public on our website at https://isoray.com/?s=code+of+ethics. Each of these policies comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission. Any amendments to or waivers of the Codes will be promptly posted on our website at www.isoray.com or in a Report on Form 8-K, as required by applicable laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of the Company’s Common Stock and voting Preferred Stock as of October 20, 2017 for (i) each person known by the Company to be a beneficial owner of five percent or more of the outstanding Common or Series B Preferred Stock of the Company, (ii) each executive officer, director and nominee for director of the Company, and (iii) directors and executive officers of the Company as a group. As of October 20, 2017, the Company had 55,017,419 shares of Common Stock and 59,065 shares of Series B Preferred Stock outstanding. Except as otherwise indicated below, the address for each listed beneficial owner is c/o IsoRay, Inc., 350 Hills Street, Suite 106, Richland, Washington 99354-5511.

Common Stock Share Ownership

Name of Beneficial Owner	Common Shares Owned	Common Stock Options(1)	Percent of Class(2)
Thomas LaVoy Chairman & CEO	183,523	178,750	0.66%
William Cavanagh COO & CSO	-	82,910	0.15%
Michael W. McCormick Director	22,000	51,250	0.13%
Philip J. Vitale, M.D. Director	40,000	51,250	0.17%
Alan Hoffmann Director	20,000	51,250	0.13%
Michael Krachon Vice President, Sales and Marketing	-	56,250	0.10%
Directors and Executive Officers as a Group	265,523	471,660	1.34%

(1)	Only includes those Common Stock options that could be exercised for Common Stock within 60 days after October 20, 2017.
(2)

Percentage ownership is based on 55,017,419 shares of Common Stock outstanding on October 20, 2017. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after October 20, 2017 are deemed outstanding for computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or group.

Series B Preferred Stock Share Ownership

Name of Beneficial Owner	Series B Preferred Shares Owned	Percent of Class(1)
Aissata Sidibe(2)	20,000	33.86%
William and Karen Thompson Trust(3)	14,218	24.07%
Jamie Granger(4)	10,529	17.83%
Hostetler Living Trust(5)	9,479	16.05%
Leslie Fernandez(6)	3,688	6.24%
R. Jeanne Clark(7)	1,151	1.95%

(1)	Percentage ownership is based on 59,065 shares of Series B Preferred Stock outstanding on October 20, 2017.
(2)	The address of Ms. Sidibe is 229 Lasiandra Court, Richland, Washington 99352.
(3)	The address of the William and Karen Thompson Trust is 285 Dondero Way, San Jose, California 95119.
(4)	The address of Jamie Granger is 53709 South Nine Canyon Road, Kennewick, Washington 99337.
(5)	The address of the Hostetler Living Trust is 9257 NE 175th Street, Bothell, Washington 98011.
(6)	The address of Leslie Fernandez is 2615 Scottsdale Place, Richland, Washington 99352.
(7)	The address of R. Jeanne Clark is 1625 Mowry Square, Richland, Washington 99354.

No officers or directors beneficially own shares of any class of Preferred Stock.

SECTION 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission (the Commission) initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the Commission pursuant to Section 16(a). The information in this section is based solely upon a review of Forms 3, Forms 4, and Forms 5 received by us.

We believe that IsoRay’s executive officers, directors and 10% shareholders timely complied with their filing requirements during the year ended June 30, 2017, except as follows – Michael Krachon (one Form 4 with one transaction), William Cavanagh (one Form 4 with two transactions), Thomas LaVoy (one Form 4 with two transactions), Alan Hoffmann (one Form 4 with one transaction), Matthew Branson (one Form 4 with two transactions) and Jennifer Streeter (one Form 3 with one transaction & one Form 4 with two transactions). Each of these Form 3s and Form 4s was filed late.

Executive Officers

Set forth below is certain information as of October 20, 2017 regarding our current executive officers, including certain biographical information, position held, company service history, employment agreement summaries and professional history.

Name	Age	Position Held
Thomas LaVoy	57	Chairman, Chief Executive Officer
William Cavanagh	52	Chief Operating and Scientific Officer
Michael Krachon	46	Vice-President of Sales and Marketing
Jennifer Streeter	48	Vice-President of Human Resources
Mark Austin	30	Controller

Company Service History

Mr. LaVoy took office as Chief Executive Officer on February 15, 2016, Mr. Cavanagh was deemed to be an executive officer by the Board effective October 12, 2010, was promoted to Chief Operating Officer on March 3, 2016 and promoted to Chief Operating Officer / Chief Scientific Officer on August 15, 2016 and Mr. Krachon became our Vice-President, Sales and Marketing on March 2, 2016 was deemed to be an executive officer on June 14, 2016. Ms. Streeter joined IsoRay in July 2016 as Vice President of Training and in September 2016, accepted responsibility as Vice President of Human Resources. Mr. Austin was appointed Controller, Principal Financial and Accounting Officer and took office on July 24, 2017. Our Board appoints our officers, and their terms of office are at the discretion of the Board. None of our executive officers have employment contracts, except for Mr. LaVoy and Mr. Krachon.

Employment Agreement Summaries

The discussion of Employment Agreement Summaries is incorporated by reference to the discussion on page 27 for Mr. LaVoy and Mr. Krachon.

Professional History

The discussion of Professional History is incorporated by reference to the discussion on page 9 for Mr. LaVoy.

William Cavanagh III – Mr. Cavanagh joined IsoRay Medical, Inc. in January 2010 and served as Vice President, Research and Development until March 3, 2016, other than serving as interim Chief Executive Officer for IsoRay from January 7, 2016 to February 14, 2016. He was appointed Chief Operating Officer of IsoRay effective March 3, 2016 and Chief Scientific Officer effective August 15, 2016. Immediately prior to joining IsoRay Medical, Mr. Cavanagh was engaged in the research and development of dendritic cell therapies for cancer and infectious diseases. He served as Chief Scientific Officer for Sangretech Biomedical, LLC for the six years prior to joining IsoRay Medical. At Sangretech, he oversaw the design and implementation of a novel cancer therapy. Mr. Cavanagh began his extensive career in cancer treatment technologies in the early 1990s, when he helped lead research and development of a therapy involving the insertion of radioactive sources directly into the prostate for the treatment of prostate cancer (prostate brachytherapy). He has designed several cancer treatment-related studies, is listed as an author on 34 peer-reviewed publications, and is the listed inventor on a U.S. patent application detailing a novel treatment for cancer. Mr. Cavanagh has also served as Director of the Haakon Ragde Foundation for Advanced Cancer Studies in Seattle, Washington, where he led the research foundation in the selection of viable research projects directed at treating advanced cancers. Mr. Cavanagh holds a B.S. in Biology from the University of Portland (Oregon) and attended two years of medical school before beginning his career in research management.

Michael Krachon – Mr. Krachon brings more than 20 years’ experience of progressive growth in sales and marketing in the medical industry to the Company. He joined IsoRay in March 2016 as Vice President, Sales and Marketing. Prior to joining IsoRay, Mr. Krachon was employed by C.R. Bard Inc. since 2001, and was a key member of the Bard Urological and Medical Division which developed brachytherapy devices and delivery systems for the U.S. and international markets. He was the leader of the brachytherapy commercial team, which grew to be the global brachytherapy market leader. Mr. Krachon assisted in the business unit’s strategic planning, development of the international business segment and creating and delivering the international product launches which resulted in market leadership across Europe, Japan and Africa. His responsibilities included: the development of strategic brachytherapy sales and marketing programs; the implementation of industry leading national and international training programs; and supporting the product development process. Finally, Mr. Krachon has been instrumental in successfully supporting the industry through congressional lobbying efforts to establish and maintain reimbursement codes for brachytherapy. He served as Chairman of the Coalition for Advancement of Brachytherapy from 2009 to 2016 and has been recognized as a national speaker for brachytherapy by the industry. Mr. Krachon received a B.S.E. in biomedical engineering from Duke University and his M.B.A. from the Goizueta Business School at Emory University.

Jennifer Streeter – Mrs. Streeter brings more than 10 years’ experience of progressive growth in the Human Resources field. She joined IsoRay in July 2016 as Vice President of Training. In September 2016, she accepted responsibility as Vice President of Human Resources. Prior to joining IsoRay, Mrs. Streeter was employed by Supershuttle International as the Vice President of Learning Development, where she lead a team of training managers providing overall training and organizational development activities. Previously Mrs. Streeter has facilitated both on ground and online courses at the undergraduate and graduate levels for universities including Grand Canyon University, Ottawa University and Western International University. The courses focused on Human Resource and Organizational Development. Mrs. Streeter received her Bachelor’s Degree in Management/Marketing and her Master’s Degree in Leadership Studies.

Mark Austin - Prior to joining the Company, Mr. Austin, age 30, served as a Senior Manager (and before that, as a Manager/Senior Associate) at KPMG in Portland, Oregon, since 2009, where he served as lead for financial statement and internal control audits within the technology industry, including for software and manufacturing companies. While at KPMG, Mr. Austin served as lead manager for a global public company; reviewed complex software revenue transactions, including working with the revenue controller and accounting team; reviewed several transactions in accordance with ASC 805; supervised, coached, and lead teams and team members; and researched technical accounting issues relevant to the technology industry. Mr. Austin is a CPA and holds a Bachelor of Science in Commerce degree (major in accounting with an emphases in finance), from Santa Clara University, in Santa Clara, California.

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during our past three fiscal years awarded to, earned by or paid to each of the following individuals. Salary and other compensation for these officers are set or recommended to the Board by the Compensation Committee. No other executive officer received total compensation of over $100,000 during fiscal year 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Thomas LaVoy	2017	300,583	-	-	329,901		12,023	-	-		642,507
Chairman & CEO	2016	98,267	-	-	199,440	(4)	-	-	33,835	(3)	297,707
William Cavanagh	2017	201,700	-	-	103,815		8,068	-	-		313,583
COO & CSO(2)	2016	186,021	10,000	-	81,600	(4)	4,893	-	-		282,514
Michael Krachon	2017	225,000	-	-	103,815		9,000	-	-		337,815
VP, Sales & Marketing	2016	60,577	-	-	72,700	(4)	-	-	-		133,277

(1)

Amounts represent the ASC 718, Compensation – Stock Compensation valuation for the fiscal years 2017 and 2016, respectively. All such options were awarded under one of the Company’s two stock option plans. Options awarded vest in three to five equal annual installments and expire ten years after the date of grant. All options were granted at the fair market value of the Company’s stock on the date of grant and the Company used a Black-Scholes methodology as discussed in the footnotes to the financial statements to value the options.

(2)

Mr. Cavanagh served as the Company’s Vice-President, Research and Development until January 2016 when he was named Interim CEO upon the retirement of Dwight Babcock. Mr. Cavanagh served as Interim CEO until Mr. LaVoy took office as CEO on February 15, 2016. Mr. Cavanagh was then named COO, and later also Chief Scientific Officer.

(3)

This amount represents the amount paid in fees earned or paid in cash to the current executive officer for service on the board of directors and as the audit committee chairman prior to becoming an executive officer. He received no other consideration as a director or for services on the audit committee.

(4)	These option awards were all cancelled effective June 15, 2017.

Employment Agreements

Thomas LaVoy

Mr. LaVoy took office as Chief Executive Officer on February 15, 2016. In connection with his appointment as CEO, the Company entered into an Executive Employment Agreement (LaVoy Agreement) with Mr. LaVoy for an initial term of three years subject to successive one year renewals. Under the LaVoy Agreement, Mr. LaVoy received an initial annual salary of $300,000, which was increased to $315,612.15 on June 27, 2017. For fiscal year 2017, Mr. LaVoy was eligible to participate in the updated annual bonus plan as described in the Performance Based Annual Bonus section of the Compensation Discussion and Analysis.

On June 27, 2017, Mr. LaVoy received options to purchase 715,000 shares of common stock at an exercise price of $0.605. As previously granted options pursuant to the Company’s 2014 Stock Option Plan were cancelled as of June 15, 2017, a portion of such options are replacement stock options granted to replace the cancelled options.

The LaVoy Agreement provides severance pay for the remaining term of the LaVoy Agreement or a one year period, whichever is longer. Mr. LaVoy’s employment may be terminated upon death, disability, by the Company for Cause or by Mr. LaVoy for “Good Reason.” If Mr. LaVoy’s employment is terminated by mutual agreement, by the Company without Cause, or by Mr. LaVoy for “Good Reason,” then he will be paid his unpaid salary, bonus and expenses through the date of termination, in addition to severance pay. If employment terminates for any other reason, then Mr. LaVoy only receives any unpaid salary, bonuses and expenses through the date of termination. “Good Reason” means material adverse change in Mr. LaVoy’s title, authority, duties or responsibilities. Mr. LaVoy is subject to standard confidentiality provisions and a non-compete, non-solicitation covenant for a one year period following termination of employment.

Michael Krachon

Mr. Krachon was hired as Vice President of Sales and Marketing on March 7, 2016. In connection with his hire, the Company entered into an Employment Agreement (Krachon Agreement) with Mr. Krachon for an initial term of three years subject to successive one year renewals. Under the Krachon Agreement, Mr. Krachon received an initial annual salary of $225,000, which was increased to $236,250.00 on June 27, 2017.

On June 27, 2017, Mr. Krachon received options to purchase 225,000 shares of common stock at an exercise price of $0.605. As previously granted options pursuant to the Company’s 2014 Stock Option Plan were cancelled as of June 15, 2017, a portion of such options are replacement stock options granted to replace the cancelled options.

The Krachon Agreement provides severance pay for a one year period. Mr. Krachon’s employment may be terminated upon death, disability, by the Company for Cause or by Mr. Krachon for “Good Reason.” If Mr. Krachon’s employment is terminated by mutual agreement, by the Company without Cause, or by Mr. Krachon for “Good Reason,” then he will be paid his unpaid salary, bonus and expenses through the date of termination, in addition to severance pay. If employment terminates for any other reason, then Mr. Krachon only receives any unpaid salary, bonuses and expenses through the date of termination. “Good Reason” means material adverse change in Mr. Krachon’s title, authority, duties or responsibilities. Mr. Krachon is subject to standard confidentiality provisions and a non-compete, non-solicitation covenant for a one year period following termination of employment

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Thomas LaVoy Chairman & CEO	178,750	(1)	536,250	-	0.605	06/27/2027
William Cavanagh	56,250	(1)	168,750	-	0.605	06/27/2027
COO & CSO	6,660	(2)	-	-	0.98	06/27/2022
William Cavanagh COO & CSO	20,000	(3)	-	-	2.46	06/17/2024
Michael Krachon VP, Sales & Marketing	56,250	(1)	168,750	-	0.605	06/27/2027

(1)

Represents a June 27, 2017, grant, one-fourth of which became exercisable on June 27, 2017, one-fourth of which will become exercisable on June 27, 2018, one-fourth of which will become exercisable on June 27, 2019, and the final fourth will become exercisable on June 27, 2020.

(2)	Represents a June 27, 2012, grant, all of which were exercisable as of June 27, 2015.
(3)	Represents a June 17, 2014, grant, all of which were exercisable as of June 17, 2017.

Option Exercises and Stock Vested

There were no option exercises or vesting of restricted stock by named executive officers during fiscal 2017. All stock options granted to the named executive officers pursuant to the 2014 Employee Stock Option Plan were terminated on June 15, 2017.

The Company has a 401(k) plan that covers all eligible full-time employees of the Company. Contributions to the 401(k) plan are made by participants to their individual accounts through payroll withholding. Additionally, the 401(k) plan provides for the Company to make contributions to the 401(k) plan in amounts at the discretion of management. The Company has not made any contributions to the 401(k) plan and does not maintain any other retirement plans for its executives or employees.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Certain Relationships and Related Party Transactions

None requiring disclosure under Reg. S-K Item 404.

Review and Approval of Related Party Transactions

The Company’s Code of Ethics emphasizes the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company or its shareholders. In addition, the Company’s general corporate governance practice includes Board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company and its officers and directors or their immediate family members, to the extent that they may arise. The Board and either the Audit Committee or the Nominations and Corporate Governance Committee review any transaction with an officer or director or their immediate family members to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company and any related persons to either the Audit Committee or the Nominations and Corporate Governance Committee.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party would be disclosed in our Annual Report; however, during our fiscal year ended June 30, 2017, we did not have any related party transactions requiring disclosure under Reg. S-K Item 404.

Director Independence

Using the standards of the NYSE American, the Company's Board has determined that Mr. Hoffmann, Mr. McCormick and Dr. Vitale each qualify under such standards as an independent director. Mr. Hoffmann, Mr. McCormick and Dr. Vitale each meet the NYSE American listing standards for independence both as a director and as a member of both the Audit Committee and the Compensation Committee. No other directors are independent under these standards.

None of our existing directors were disqualified from independent status under the objective standards of the NYSE American other than Mr. LaVoy, who did not qualify as he is an employee director. In reviewing the subjective criteria of “any relationship that would interfere with the exercise of independent judgment” in carrying out the responsibilities of a director, the Board determined that all directors other than Mr. LaVoy met this criteria as well.

With respect to SEC rules related to Audit Committee independence, the Board determined each member of the Committee qualified as independent for Committee service. In particular, the Board considered the marketing services provided to the Company by a company of which Mr. McCormick is a minority owner. As the services involved solely marketing services and not financial advisory services, accounting services, legal services, investment banking services or consulting services, and were for a deliverable work product, the Board determined that Mr. McCormick met the relevant standards for service on the Audit Committee.

The Company did not consider any other relationship or transaction between itself and these independent directors not already disclosed in this Report in making this independence determination.

Director and Officer Indemnification

Our Articles of Incorporation provide to directors and officers indemnification to the full extent provided by law, and provide that, to the extent permitted by Minnesota law, a director will not be personally liable for monetary damages to us or our shareholders for breach of his or her fiduciary duty as a director, except for liability for certain actions that may not be limited under Minnesota law. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers, pursuant to which the Company has agreed to indemnify such individuals for any claims made against such individuals based on any act, omission or breach of duty committed while acting as director or officer, except under certain circumstances such as cases involving dishonesty or improper personal benefit. The Company also maintains an insurance policy under which its directors and officers are insured against certain liabilities which might arise out of their relationship with the Company as directors and officers.

OTHER INFORMATION

Other Business

It is not anticipated that there will be any business presented at the Annual Meeting other than the matters set forth in the Notice of Annual Meeting attached hereto. As of the date of this proxy statement, we were not aware of any other matters to be acted on at the Annual Meeting. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment.

Shareholder Communications with the Board

To contact members of the Board, individually or collectively, on any subject, please address that communication to:

Krista Cline, Corporate Secretary

IsoRay, Inc.

350 Hills Street, Suite 106

Richland, Washington 99354-5511

The mailing envelope for your communication should contain a clear notation that the enclosed letter is a “shareholder-board communication” or “shareholder-director communication.” You must include your name and address in the written communication and indicate whether you are a shareholder of the Company. We screen mail addressed to the Board, its Committees or any specified individual director for security purposes and to ensure that the mail relates to discrete business matters that are relevant to our Company. Mail that satisfies these screening criteria is required to be forwarded to the appropriate director or directors. The Corporate Secretary will acknowledge the receipt of the communication, inform the shareholder concerning the distribution of that communication, and when any action (if requested) would be reviewed by the Board and/or the relevant functional committee. The Corporate Secretary will notify the shareholder of any action taken by the Board in reference to the shareholder’s request.

Board Attendance at Annual Meeting

While the Company does not have a formal policy regarding attendance by members of the Board at the Company’s Annual Meetings of shareholders, it has encouraged its directors to attend this Annual Meeting and expects to continue this informal policy. Shareholders are encouraged to interact with the directors at that time. All directors attended the last Annual Meeting of the Company’s shareholders.

Expenses of Solicitation

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice Regarding the Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to shareholders. Proxies will be solicited by mail and may also be solicited by directors, officers and other employees of the Company, without additional remuneration, in person or by telephone or facsimile transmission.

The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward solicitation materials to the beneficial owners of shares of common and Series B Preferred Stock as of the record date and will reimburse such persons for the cost of forwarding the solicitation materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, the Internet or by completing and returning the proxy card if you receive one by mail will help to avoid additional expense. Proxies and ballots will be received and tabulated by Broadridge and the Company’s Corporate Secretary, Krista Cline, will serve as the inspector of elections for the Annual Meeting.

Adjournment of the Annual Meeting

In the event there are an insufficient number of shares of our common and Series B Preferred Stock present in person or by proxy at the Annual Meeting to constitute a quorum, the Board will request approval to adjourn the Annual Meeting to a later date. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting.

Shareholder Proposals and Director Nominations

In order to be eligible for inclusion in the Company’s proxy materials for the Fiscal 2019 Annual Meeting of Shareholders, any shareholder proposal to take action at such Annual Meeting must generally be received at the Company’s executive offices at 350 Hills Street, Suite 106, Richland, Washington 99354-5511 no later than July 7, 2018 in order to be considered timely under SEC rules and the advance notice provisions of the Company’s Bylaws. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

The notice with respect to business proposals to be brought before the Annual Meeting must state the shareholder’s name, address and the number of shares of Common Stock held, and briefly discuss the business to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting and any interest of the shareholder in the proposal.

Shareholders wishing to submit recommendations for director candidates must provide the following information in writing to the attention of the Secretary of the Company by certified or registered mail:

●

The name, address and biography of the candidate, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving such notice;

●	The name, address and phone number of the shareholder or group of shareholders making the recommendation; and

●

With respect to Common Stock beneficially owned by the shareholder or group of shareholders making the recommendation, and to the extent any shareholder is not a registered holder, proof of the number of shares held.

To be considered by the Board for the Fiscal 2019 Annual Meeting of Shareholders and to be eligible for inclusion in the Company’s proxy materials for that meeting, a director candidate nomination must be received by the Secretary by September 15, 2018 in order to be considered timely under SEC rules and the advance notice provisions of the Company’s Bylaws.

However, if the date of the Fiscal 2019 Annual Meeting is a date that is not within 30 days before or after the anniversary date of the Fiscal 2018 Annual Meeting, notice by the shareholder of a proposal must be received no later than ninety days before the date of the Fiscal 2019 Annual Meeting, or, if later, by the close of business on the 10th calendar day after the first public announcement of the date of such Annual Meeting. A public announcement includes disclosure in (i) a document filed by the Company with the SEC, (ii) a mailed notice of the Fiscal 2019 Annual Meeting, and (iii) a press release reported by a national news service. Unless otherwise provided in the Company’s bylaws, a shareholder who wishes to put forth a proposal at the Fiscal 2019 Annual Meeting of Shareholders without including the proposal in the Company’s proxy statement must notify the Company of such proposal by September 15, 2018. If a shareholder fails to give notice by this date, the proxy solicited by the Company for use in connection with the Fiscal 2019 Annual Meeting will confer discretionary authority on the persons named as proxies to vote in their discretion on such proposal without any discussion in the proxy statement of either the proposal or how the proxies intend to exercise their voting discretion.

HOUSEHOLDING

Unless contrary instructions are received, we may send a single copy of the Proxy Statement and Notice of Annual Meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by us.

If you would like to receive a separate set of our annual disclosure documents this year or in future years, follow the instructions described below and we will deliver promptly a separate set. Similarly, if you share an address with another shareholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:

●

If your shares are registered in your own name, please contact our transfer agent by writing to them at Computershare Trust Company, 462 South 4th Street, Suite 1600, Louisville, Kentucky 40202 (Attn: IsoRay, Inc. Representative) or calling (800) 962-4284.

●	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company has elected to incorporate by reference certain information into this Proxy Statement. By incorporating by reference, the Company can disclose important information to you by referring you to another document it has filed separately with the SEC and delivered to you with this Proxy Statement. The information incorporated by reference is deemed to be a part of this Proxy Statement. However, any statement contained in a document incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent a statement contained in this Proxy Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

This Proxy Statement incorporates by reference the information set forth under the following captions in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2017 – (i) Item 6 – Selected Financial Data, (ii) Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, (iii) Item 7A – Quantitative and Qualitative Disclosures About Market Risk, (iv) Item 8 – Financial Statements and Supplementary Data, and (v) Item 9 – Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The Company’s June 30, 2017 Annual Report on Form 10-K is enclosed with this Proxy Statement, and is also available over the Internet or by written request as described below.

The Company will furnish to shareholders without charge a copy of its Form 10-K for the fiscal year ended June 30, 2017, as filed with the Securities and Exchange Commission, upon receipt of a written request addressed to IsoRay, Inc., 350 Hills St., Suite 106, Richland, WA 99354, Attn: Corporate Secretary. Reports, proxy statements and other information filed by the Company are also available on the internet at the SEC’s World Wide Web site at http://www.sec.gov.

MISCELLANEOUS

The Board knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

Krista Cline

Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E33474-P98458

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ISORAY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Elect as directors the four nominees listed below to serve until the Fiscal 2019 Annual Meeting of Shareholders and until their successors are elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas C. LaVoy
02) Philip J. Vitale, M.D.
03) Michael W. McCormick
04) Alan Hoffmann

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E33475-P98458

REVOCABLE PROXY

ISORAY, INC.

The undersigned hereby appoints Thomas C. LaVoy and Philip Vitale, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock and Series B preferred stock of IsoRay, Inc. (the "Company") that the undersigned is entitled to vote at the Fiscal 2018 Annual Meeting of Shareholders of the Company, to be held at 8701 E. Pinnacle Peak Road, Scottsdale, AZ 85255, on Thursday, December 14, 2017, at 11:00 a.m., local time, and at any and all adjournments thereof, as indicated on the reverse side.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR" the election of all nominees for director listed on the reverse side of this proxy card; and "FOR" proposal 2. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by (1) giving written notice to Krista Cline, Corporate Secretary, 350 Hills Street, Suite 106, Richland, Washington 99354, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Annual Meeting.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side